Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600, extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2012
FIRST QUARTER RESULTS

Sales increase coupled with lower expenses results in first fiscal quarter earnings of $0.04 per share
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HAUPPAUGE, NY – February 14, 2012 - Hauppauge Digital Inc. (NASDAQ: HAUP), a leading developer  of TV receivers, video recorders, Internet video streaming devices and other products for the personal computer market,  today reported financial results for the first  fiscal quarter ended December 31, 2011.

FIRST QUARTER RESULTS

Net sales were $15.4 million for the first quarter of fiscal 2012 compared to $12.9 million reported for the previous year’s first fiscal quarter, an increase of approximately of 20%.

The Company recorded net income of $443,932 for the first quarter of fiscal 2012 compared to a net loss of $738,220 for the first quarter of fiscal 2011.   Basic and diluted net income per share was $0.04 for the first quarter of fiscal 2012 compared to basic and diluted net loss per share of $0.07 for the first quarter of fiscal 2011.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer stated “sales, which were approximately 20% higher than the first quarter of fiscal 2011, increased in all of our geographic regions, led primarily by North America.  This quarter we began to see the benefits of our expense reduction program, which resulted in expense reductions of approximately 16% from the first quarter of fiscal 2011.  The increase in sales coupled with the reduction in expenses resulted in an operating profit for the first time since the financial crises hit in 2008."

"In the first quarter of 2012 Hauppauge introduced and started to ship two products which are strategically important to the Company. Our digital CableCARD receiver for Windows Media Center, called the WinTV-DCR-2650, allows users of Windows 7 to watch and record basic and premium digital cable TV programs on their PC or laptop. And our first product dedicated to record video game play from an Xbox 360 or a Sony Playstation3, called HD PVR Gaming Edition, was launched during the quarter. We believe both models are in product categories with potential for future growth.”

 ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital Inc. is a leading developer of TV receivers, video recorders, Internet video streaming devices and other products for the personal computer market. Through its Hauppauge Computer Works, Inc., Hauppauge Digital Europe Sarl and PCTV Systems Sarl subsidiaries, the Company designs, develops, manufactures and markets products which record video from cable TV, satellite set top boxes and video game consoles, plus analog, digital and other types of TV tuners and devices that allow PC users to watch television on a PC screen in a resizable window. Certain of the Company’s products also enable the recording of TV shows to a PCs’ hard disk, receiving of digital TV data transmissions, and the display of digital media stored on a computer to a TV set and other mobile devices via a home network.  The Company is headquartered in Hauppauge,  New York,  with administrative offices in Luxembourg, Ireland and Singapore, sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California and research and development centers in Hauppauge, New York, Braunschweig, Germany and Taipei, Taiwan.  The Company’s Internet web site can be found at http://www.hauppauge.com.

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, financing plans, projected or anticipated benefits from acquisitions that we may make, or projections involving anticipated revenues, earnings or other aspects of our operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management.  We intend for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements.  Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements.  We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in “Item 1A–Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and the Company’s Form 10-Q for the three months ended December 31, 2011), many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based.  Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate.  Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.  All cautionary statements made in this news release should be read as being applicable to all related forward-looking statements wherever they appear.

[Financial Table Follows]

HAUPPAUGE DIGITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,
	2011	2010
	(unaudited)	(unaudited)

Net sales	$15,427,227	$12,862,946
Cost of sales	10,417,464	8,515,708
Gross profit	5,009,763	4,347,238

Selling, general and administrative expenses	3,298,737	3,774,704
Research & development expenses	812,382	1,096,779
Income (loss) from operations	898,644	(524,245)
Other income:
Interest income	1,688	1,559
Foreign currency	16,879	31,523
Total other income	18,567	33,082
Income (loss) before tax provision	917,211	(491,163)
Current tax expense	36,348	47,331
Deferred tax expense	436,931	199,726
Net income (loss)	$443,932	$(738,220)

Net income (loss) per share-basic and diluted	$0.04	$(0.07)

Weighted average shares-basic and diluted	10,122,344	10,083,417

HAUPPAUGE DIGITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2011	2011
	(unaudited)
Assets:

Current Assets:
Cash and cash equivalents	$4,421,669	$4,080,537
Accounts receivable, net of various allowances	6,550,861	3,708,696
Other non-trade receivables	2,250,523	2,408,326
Inventories	11,347,909	10,092,224
Deferred tax asset-current	1,175,152	1,127,641
Prepaid expenses and other current assets	1,147,060	992,258
Total current assets	26,893,174	22,409,682

Intangible assets, net	2,997,721	3,186,430
Property, plant and equipment, net	342,718	368,703
Security deposits and other non-current assets	113,889	112,813
Deferred tax asset non-current	304,855	789,297
Total assets	$30,652,357	$26,866,925

Liabilities and Stockholders’ Equity:

Current Liabilities:
Accounts payable	$8,331,595	$6,674,900
Accrued expenses – fees	4,551,547	4,082,719
Accrued expenses	12,734,525	11,417,895
Income taxes payable	249,131	242,201
Total current liabilities	25,866,798	22,417,715

Stockholders' Equity
Common stock, $.01 par value; 25,000,000 shares authorized,
10,882,823 issued	108,828	108,828
Additional paid-in capital	18,216,422	18,187,595
Retained deficit	(6,456,026)	(6,899,958)
Accumulated other comprehensive loss	(4,678,117)	(4,541,707)
Treasury Stock at cost, 760,479 shares	(2,405,548)	(2,405,548)
Total stockholders' equity	4,785,559	4,449,210
Total liabilities and stockholders’ equity	$30,652,357	$26,866,925

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